                                 EXHIBIT 10.20

                           AMENDED AND RESTATED AMGEN

                               PERFORMANCE BASED

                           MANAGEMENT INCENTIVE PLAN


I.   Purpose

     This Amended and Restated Amgen Performance Based Management Incentive Plan (the "MIP" or the "Plan") is maintained by Amgen, Inc. (the "Company") to:

     A.   Attract and retain persons of outstanding competence.

     B.   Broaden the total compensation program.

     C. Stimulate outstanding effort to bring about exceptional operating performance and to reward the contributors to this performance by providing them with a share of the resulting benefits.

     The Plan is intended to supplement the Participant's base salary and result in total cash compensation for above average performance which exceeds the average compensation levels of comparable companies. The MIP consists of two plans: one plan for the payment of incentive awards that are intended to satisfy Internal Revenue Code Section 162(m)'s "qualified performance-based compensation" requirements and one plan for the payment of incentive awards that are not intended to satisfy Internal Revenue Code Section 162(m)'s "qualified performance-based compensation" requirements.


II.  Basic Concepts

     Since the purpose of this Management Incentive Plan is to stimulate and reward outstanding performance in the accomplishment of specific objectives, the Plan should generally be formally integrated with the objectives of the total management system. The Plan should thus support a continuing and meaningful emphasis on the effective use of goal setting and management by objectives and generally should be aligned with the goals reflected in the approved Annual Plan of the Company.

     Annual incentive award programs under the Plan shall be developed under the following basic concepts:

     A. The advance identification of the participants in the Plan and the establishment of target incentive awards, specific performance goals and the extent to which each such objective shall determine the actual award.

      B. The establishment of a range in the actual awards available under the Plan to reflect the achievements of the respective participants as well as the achievement of the Company-wide performance goals.

III.  Eligibility

      A. Participation in the Amgen Management Incentive Plan shall be limited to all executive officers of the Company and its subsidiaries and certain other key employees of the Company and its subsidiaries nominated by the Chairman of the Board (the "Chairman") and approved by the Compensation Committee of the Board of Directors (each a "Participant").

      B. Unless otherwise specifically authorized by the Compensation Committee, persons approved for participation in the Amgen Management Incentive Plan shall be excluded from participation in any other cash bonus or incentive program.


IV.   Basis of Participation

      A. Participants may receive incentive awards under the Management Incentive Plan on the basis of percentages established in advance -- as recommended by the Chairman and approved by the Compensation Committee of the Board of Directors as part of the annual compensation plan.

      B. The target incentive award for a Participant shall be developed in accordance with the following:

          1. In connection with the planning of their performance goals for the MIP year, the Chairman shall recommend (for approval by the Compensation Committee) the individual Participants and the target incentive award for each such Participant (expressed as a % of the base pay of the Participant).

          2. The target incentive award for each Participant (expressed as a % of base pay of the Participant) shall be established in accordance with guidelines established by the Compensation Committee. The Compensation Committee shall designate those target incentive awards intended to constitute "qualified performance based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), as "Section 162(m) Awards" (such awards are hereinafter referred to as "Section 162(m) Awards").

               (a) Because of the many variables in establishing base salary structures, the Plan does not contemplate achieving any degree of uniformity in the relationship of awards to base pay. Therefore, the range of target incentive awards will be rather broad. Individual target incentive awards should be based upon consideration of:

                    (1) Relative significance of the individual's function in directly influencing the performance of the Company.

                    (2)  Relative performance rating of the individual.

                    (3) Length of time in position and/or Plan. Generally, it should be expected that initial percentages for new Participants will be set at levels which allow for gradual increases within the established range based upon Participant's performance.

                    (4) The relative competitive total compensation for the respective positions.

     C. Each Plan year, the Compensation Committee shall establish a formula for determining the amount of incentive award a Participant may receive and such formula shall specify the Participants or class of Participants to which such formula applies. Generally, a formula established by the Compensation Committee should reflect both (i) Company-wide goals ("Corporate Goals") which generally should be based on key elements of the Company's Annual Plan and (ii) specific goals relating to the performance of the respective Participant ("Individual Goals"). Corporate Goals and Individual Goals with respect to a
          Section 162(m) Award shall be objective and the formula with respect to a Section 162(m) Award must be objective and state the method for computing the amount that may be paid to the Participant if the performance goal or goals are attained. A formula established by the Compensation Committee may provide that if certain specified goals are not met, no incentive awards will be awarded under the Plan for the Plan year to which such formula applies.

     D. Subject to Sections IV.E.4., VII.C., VIII.B., VIII.C. and VIII.D., the actual incentive award to a Participant under the Plan shall be computed according to the formula determined pursuant to Section IV.C.; provided, however, that the Compensation Committee shall have the discretion to increase or decrease the amount of the award payable (except that with respect to Section 162(m) Awards, the Committee shall not have the discretion to increase the amount payable pursuant to the formula). A Participant may receive an award that is less than, equal to or greater than his or her target incentive award provided, however, that the calculation of any Section 162(m) Award (including any increase above the target incentive award but excluding any decrease in the award payable) shall not be discretionary but rather shall be pursuant to an objective formula for computing the amount of compensation payable to the Participant if the applicable performance goals are attained.

     E.   Individual Goals shall be established as follows:

          1. Individual Goals should generally be based on business criteria underlying the Corporate Goals and relate to significant and measurable areas that require special attention during the current year. The purpose is to add special emphasis to those particular activities and reward for their accomplishments. From year-to-year, it is expected that the emphasis will change both in relation to the selected Individual Goals as well as to the importance of such goals in determining the actual incentive award.

               Individual Goals with respect to a Section 162(m) Award shall be based on one or more of the business criteria set forth in
               Section V.A.

          2. Individual Goals should generally be precise in establishing the targets and the basis for measurement of accomplishment. Wherever there can be variations in the degree of accomplishment (such as a dollar target for total revenues or joint ventures; a target for filing IND's or PLA's; etc.), the extent to which such goal will be considered satisfied upon attainment of the levels of accomplishment should be clearly stated. Individual Goals with respect to a Section 162(m) Award shall be precise in establishing the targets and the basis for measurement of accomplishment, and if there can be variations in the degree of accomplishment of an Individual Goal with respect to a Section 162(m) Award, the extent to which such goal will be considered satisfied upon attainment of the levels of accomplishment shall be clearly stated.

          3. Where Individual Goals relate to dollar objectives, they should be identified with or reconciled to amounts reflected in the Company's approved Annual Plan.

          4. If operating conditions during the year make it desirable to change emphasis on established Individual Goals or to establish new Individual Goals, a revised formula should be submitted to and approved by the Compensation Committee; provided, however, that this subsection IV.E.4. shall in no event apply to Section 162(m) Awards.


V.  Provisions Applicable to Section 162(M) Awards

     A. Notwithstanding any provision of the Plan to the contrary, Section 162(m) Awards shall be paid solely on account of the attainment of one or more objective performance goals which are (i) preestablished by the Compensation Committee, (ii) based on one or more of the business criteria listed below in subsection V.B. and (iii) state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Participant if the goal is attained; provided, however, that Section 162(m) Awards may also be paid in accordance with Section VIII.B.

     B. Notwithstanding any provision of the Plan to the contrary, performance goals with respect to which Section 162(m) Awards may be paid shall be based on one or more of the following business criteria: return on capital employed, revenue growth, profit after taxes, product development, research, sales, in-licensing, out-licensing, mergers, acquisitions, sales of assets or subsidiaries, litigation, human resources, information services, manufacturing, production, inventory, support services, site development, plant development, building development, facility development, government relations, product market share, management, Board of Directors composition, year 2000, finance, net income, pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital, return on assets, cost reductions or savings, funds from operations, appreciation in the fair market value of common stock, total return to stockholders and earnings before any one or more of the following items: interest, taxes, depreciation or amortization.

     C. Notwithstanding any provision of the Plan to the contrary, the final award of any Section 162(m) Award (including any increase above the target incentive award but excluding any decrease in the award payable) shall not be discretionary but rather shall be pursuant to an objective formula for computing the amount of incentive award payable to the Participant if the applicable goals are attained.

     D. Notwithstanding any provision of the Plan to the contrary, for any Plan year the Committee may establish for any Participant a target incentive award intended to constitute a Section 162(m) Award or a target incentive award not intended to constitute a Section 162(m) Award ("Non-Section 162(m) Award") or both; provided, however, that if for any Plan year, the Committee establishes for any one Participant both a target Section 162(m) Award and a target Non-Section 162(m) Award, the performance goals underlying the target Section 162(m) Award must be different from the performance goals underlying the target Non-Section 162(m) Award. Furthermore, the Section 162(m) Award must be calculated separately from and without regard to the Non-
          Section 162(m) Award and the Non-Section 162(m) Award must be calculated separately from and without regard to the Section 162(m) Award.

     E. Notwithstanding any provision of the Plan to the contrary, to the extent necessary to comply with the qualified performance-based compensation requirements of Code Section 162(m), award formulas for any Section 162(m) Awards shall be adopted in each performance period by the Compensation Committee no later than the latest time permitted by Code Section 162(m) (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period). No Section 162(m) Awards shall be paid to Participants unless and until the Compensation Committee makes a certification in writing with respect to the attainment of the performance goals with respect to such Section 162(m) Award as required by Code Section 162(m). Although the Compensation Committee may in its sole discretion reduce a Section 162(m) Award payable to a Participant pursuant to the applicable formula, subject to Section VIII.B. the Compensation Committee shall have no discretion to increase the amount of a Participant's Section 162(m) Award as determined under the applicable formula.


VI.  Administration

     A. The overall administration of this Management Incentive Plan shall be under the direction of the Compensation Committee of the Company's Board of Directors. The Compensation Committee shall consist solely of two or more members of the Company's Board of Directors who qualify as "outside directors" for Section 162(m) purposes.

     B. Responsibility for the operating administration of the Plan shall be under the direction of the Company's Vice President of Human Resources.

VII.  Determination of Awards

     A. Promptly following the close of the Plan year, the respective managers shall evaluate the performance of the Participants, determine the extent to which Individual Goals were achieved (in terms of % achievement, subject to a maximum percentage established annually by the Compensation Committee, which in no event shall be more than 150%) and forward for review and approval (with respect to Section 162(m) Awards, such review and approval shall be by the Compensation Committee). In all cases, the extent to which Individual Goals were achieved shall be determined only after a self-assessment has been completed.

     B. The final determination of the extent to which Corporate Goals were achieved (in terms of % achievement, subject to a maximum percentage established annually by the Compensation Committee, which in no event shall be more than 150%) will be made by the Compensation Committee, promptly following the availability of year-end financial and technical results.

     C. Subject to the limitation that the maximum amount payable under the Plan to any employee during any calendar year may not exceed $1,800,000 and subject to Sections IV.D., IV.E.4., VIII.B., VIII.C. and VIII.D., dollar awards to Participants shall be computed according to the formula established under Section IV.C., using, to the extent applicable to such formula, the percent achievement determined in accordance with subsection A. above and the percent achievement determined in accordance with subsection B. above.

VIII.  Payments, Termination of Employment and General Conditions

     A. Subject to Section VIII.C. and VIII.D., payments to Participants who have been determined to be entitled to an award will be made in cash generally not later than the fifteenth day of the third month following the close of the Company's Fiscal Year.

     B. If a Participant dies or a Participant's employment is terminated for any reason prior to the end of the Plan year, the payment of any award (and in the case of death, the person or persons to whom such payment shall be made) shall be determined at the sole discretion of the Committee; provided, however, that a Participant who terminates employment prior to the end of the Plan year may receive a Section 162(m) Award at the discretion of the Committee only if such termination was due to death, disability or a change of ownership or control of the Company, unless the performance goals applicable to such Section 162(m) Award were attained prior to such termination.

     C. While it is the intent of the Company to continue the Plan during any year for which it is established and to make awards to Participants in accordance with these policies and guidelines, the Company reserves the right to amend, modify or terminate the Plan, any annual incentive program under the Plan or any

          Participant's participation in the Plan at any time or on such conditions as the Compensation Committee shall deem appropriate; provided, however, that once the Compensation Committee has established the performance goals underlying a Section 162(m) Award, the Committee may not change either such performance goals or the formula for computing whether such goals were met and the Committee may not increase the amount of the targeted Section 162(m) Award (the Compensation Committee may , however, decrease the amount of a Participant's actual Section 162(m) Award). No Participant shall have any right to any award under the Plan until such award and the amount thereof has been finally approved by the Compensation Committee and communicated to such Participant after the end of the year for which the award is being made.

     D. No awards shall be paid under the Plan unless and until the material terms of the performance goals under which Section 162(m) Awards may be paid have been approved by the Company's stockholders as required by Section 162(m) of the Code. So long as the Plan shall not have been previously terminated by the Company, the material terms of the performance goals under which Section 162(m) Awards may be paid shall be resubmitted for approval by the Company's stockholders in the fifth year after the material terms of the performance goals under which
          Section 162(m) Awards may be paid shall have first been approved by the Company's stockholders and every fifth year thereafter. In addition, the material terms of the performance goals under which
          Section 162(m) Awards may be paid shall be resubmitted to the Company's stockholders for approval if the Plan is amended in any way which changes the employees eligible under the Plan, the business criteria listed in Section V.B. above, the maximum amount of compensation which may be paid to any Participant under the Plan in any calendar year, or for purposes of Section 162(m), otherwise changes the material terms of the performance goals under which
          Section 162(m) Awards may be paid.